Exhibit 99.1
Wake Forest Bancshares, Inc.
302 S. Brooks Street
Wake Forest, North Carolina 27587

FOR IMMEDIATE RELEASE	Contact:	Robert C. White, CEO
January 23, 2008		(919) 556-5146
Wake Forest Bancshares, Inc.
Announces First Quarter Results
Wake Forest, North Carolina. Wake Forest Bancshares, Inc., (OTC Electronic Bulletin Board: WAKE.OB) parent company of Wake Forest Federal Savings and Loan Association, announced today that the Company reported earnings of $365,664 or $0.32 per share for the quarter ended December 31, 2007, compared to earnings of $431,555 or $0.37 per share for the same quarter a year earlier.
In announcing the earnings, Robert C. White, President and Chief Executive Officer, pointed out that first quarter earnings were within the Company’s budgetary expectations. He stated that a primary factor for the earnings decline when compared to the same period last year was a contraction in the Company’s net interest income. A significant portion of the Company’s loans and investments have either shorter maturities or variable rates and therefore the portfolio reacts fairly quickly to movements in the prime rate. The Federal Reserve lowered interest rates by 75 basis points during the past four months and the Company’s loan and investment portfolios have adjusted more quickly to those rate movements than has the Company’s deposit base. The Company’s net interest margin was 3.43% during the quarter ended December 31, 2007 as compared to a margin of 4.21% for the same quarter a year earlier.
Real estate lending, including construction lending, has slowed in the Company’s markets as both a slowing economy and a nationwide decline in home sales has begun to affect the Company’s primary lending areas. The slow-down in the Company’s local real estate markets has not and is not expected to be as severe as that experienced by many other areas nationwide because area home prices have not escalated over the past several years. Although the Company does not make sub-prime loans, the broader local real estate markets have gradually slowed as inventories of new homes have increased and many buyers have found it more difficult to obtain simple financing.
The Company’s total assets, loans and deposits increased by $1.0 million, $1.4 million and $719,000, respectively, during the current quarter. Year-to-year increases in total assets, loans and deposits were $2.1 million, $2.6 million and 1.0 million, respectively.
The Company had previously announced that it had raised its quarterly dividend to $0.20 per share for shareholders of record as of December 31, 2007, payable on January 10, 2008. The current dividend represents the 47th consecutive quarterly dividend paid by the Company.
Wake Forest Bancshares Inc.’s return on average assets was 1.35% for the current quarter as compared to 1.64% for its quarter ended December 31, 2006. The Company’s efficiency ratio was 34.00% for the current quarter as compared to 31.66% for the same quarter a year earlier and 32.52% for its fiscal year ended September 30, 2007. Total assets of the Company amounted to $108.4 million at December 31, 2007. Total net loans receivable and deposits outstanding at December 31, 2007 amounted to $77.6 million and $86.4 million, respectively.
The Company’s ratio of non-performing loans to total loans increased by 24 basis points during the quarter and amounted to 1.01% at December 31, 2007. The Company added $40,000 in additional loss provisions to its loan loss allowances during the current quarter and those allowances amounted to approximately 1.56% of total loans outstanding at December 31, 2007.
Wake Forest Bancshares, Inc. has 1,159,493 shares of common stock outstanding. Based in Wake Forest, North Carolina since 1922, the Company conducts business as Wake Forest Federal Savings & Loan Association from its office in Wake Forest, (Wake County), North Carolina.